                                                                    Exhibit 99.1

STREAMLINE.COM, INC.
CONSOLIDATED FINANCIAL STATEMENTS AND
SUPPLEMENTARY DATA

STREAMLINE.COM, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND JANUARY 1, 2000
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

                                                                               1998          2000
ASSETS
Current assets:
    Cash and cash equivalents                                                $ 19,834    $  14,561
    Marketable securities                                                        --         20,746
    Accounts receivable, net of allowance for doubtful accounts of none
      at December 31, 1998 and $88 at January 1, 2000                             102          455
    Inventory                                                                     651        1,179
    Prepaid expenses and other current assets                                     304        1,693
                                                                             --------    ---------

        Total current assets                                                   20,891       38,634

Property and equipment, net                                                     4,068       13,351
Purchased and capitalized software, net                                         2,234        4,547
Goodwill, net of accumulated amortization                                       1,086          818
Other assets, net                                                                 336        7,691
                                                                             --------    ---------

        Total assets                                                         $ 28,615    $  65,041
                                                                             ========    =========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
  AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
    Capital lease obligations                                                $    323    $   1,139
    Accounts payable                                                              533        3,030
    Accrued expenses                                                            1,140        2,319
    Notes payable                                                                --          7,432
                                                                             --------    ---------

        Total current liabilities                                               1,996       13,920
                                                                             --------    ---------

Long-term portion of capital lease obligations                                    489        5,701

Commitments and contingencies (Note 14)

Redeemable convertible preferred stock ($1.00 par value);
    Authorized:  680,000 at December 31, 1998 and January 1, 2000
    Issued and outstanding:  368,570 shares issued and outstanding at
      December 31, 1998 and none issued and outstanding at January 1, 2000     37,186         --

Stockholders' (deficit) equity:
    Common stock, $.01 par value; authorized: 22,700,000 at December 31,
      1998 and 50,000,000 at January 1, 2000
      Issued and outstanding: 7,376,876 shares issued and 7,342,876 outstanding at December 31, 1998 and 22,143,260 issued and
      22,109,260 outstanding at January 1, 2000                                    74          221
    Additional paid-in capital                                                 19,092      101,888
    Treasury stock, at cost: 34,000 shares at December 31, 1998 and
      January 1, 2000                                                            (238)        (238)
    Accumulated other comprehensive loss                                         --             (8)
    Accumulated deficit                                                       (29,984)     (56,443)
                                                                             --------    ---------

        Total stockholders' (deficit) equity                                  (11,056)      45,420
                                                                             --------    ---------

        Total liabilities, redeemable convertible preferred stock
          and stockholders' (deficit) equity                                 $ 28,615    $  65,041
                                                                             ========    =========

        The accompanying notes are an integral part of these consolidated financial statements.

STREAMLINE.COM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND JANUARY 1, 2000
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------


                                                              1997            1998             1999
Revenue:
    Product and service revenue, net                       $     5,582    $    11,456    $     20,458
    Subscription and delivery fees                                 211            543             804
    Advertising, research and marketing fees                       721            529           1,200
                                                           -----------    -----------    ------------

        Total revenue                                            6,514         12,528          22,462
                                                           -----------    -----------    ------------

Operating expenses:
    Cost of revenue                                              4,953          8,965          15,745
    Fulfillment center operations                                4,151          6,337          11,529
    Technology systems and development                           1,966          3,500           4,957
    Sales and marketing                                          1,751          2,179           6,549
    General and administrative                                   4,117          5,660          11,138
                                                           -----------    -----------    ------------

        Total operating expenses                                16,938         26,641          49,918
                                                           -----------    -----------    ------------

Loss from operations                                           (10,424)       (14,113)        (27,456)

Other (expense) income:
    Interest income                                                 62            329           1,501
    Interest expense                                               (70)          (626)           (425)
    Other                                                          (87)             1             (79)
                                                           -----------    -----------    ------------

        Total other (expense) income, net                          (95)          (296)            997
                                                           -----------    -----------    ------------

Loss before minority interest and extraordinary item           (10,519)       (14,409)        (26,459)

Minority interest in net loss of consolidated subsidiary           265            138            --
                                                           -----------    -----------    ------------

Loss before extraordinary item                                 (10,254)       (14,271)        (26,459)

Extraordinary item - loss on early redemption of debt             --              744            --
                                                           -----------    -----------    ------------

Net loss                                                   $   (10,254)   $   (15,015)   $    (26,459)
                                                           ===========    ===========    ============

Dividends on preferred stock                                       157            329             549

Net loss attributable to common stockholders               $   (10,411)   $   (15,344)   $    (27,008)
                                                           ===========    ===========    ============

Basic and diluted net loss per common share                $     (2.10)   $     (2.63)   $      (1.77)

Shares used in computing basic and diluted net loss
  per common share                                           4,961,973      5,833,236      15,233,460


        The accompanying notes are an integral part of these consolidated financial statements.

STREAMLINE.COM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE LOSS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND JANUARY 1, 2000 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                                        ACCUMULATED
                                                                                           OTHER
                                                                                        COMPREHENSIVE
                                                                                            LOSS
                                                COMMON STOCK                            -------------                  TOTAL
                                                ------------        ADDITIONAL          UNREALIZED LOSS             STOCKHOLDERS'
                                                        $0.01 PAR    PAID-IN   TREASURY  ON MARKETABLE  ACCUMULATED   EQUITY
                                              SHARES      VALUE      CAPITAL     STOCK    SECURITIES     DEFICIT     (DEFICIT)

Balance, December 31, 1996                   3,284,625     $  33   $   1,553                            $  (3,765)   $  (2,179)
Adjustment to reflect the
  pooling of interests (Note 2)              1,442,203        14       2,388                                 (950)       1,452
                                             ----------   ------   ---------                             --------    ---------
Adjusted Balance, December 31, 1996          4,726,828        47       3,941                               (4,715)        (727)
Issuance of common stock                       307,459         3       1,560                                             1,563
Dividends on preferred stock                                            (157)                                             (157)
Issuance of warrants for the purchase of
  common stock in exchange for goods
  and services                                                           738                                               738
Issuance of options for the purchase of
  common stock in exchange for goods
  and services                                                            11                                                11
Options exercised                               77,550         1          89                                                90
Repurchase of common stock (29,000 shares)                                      $(203)                                    (203)
Change in interest in consolidated
  subsidiary                                                             480                                               480
Net loss                                                                                                  (10,254)      (10,254)
                                             ----------   ------   ---------    -----                    --------    ----------

Balance, December 31, 1997                   5,111,837        51       6,662     (203)                    (14,969)       (8,459)
Dividends on preferred stock                                            (329)                                             (329)
Issuance of warrants in connection with
  notes payable                                                          525                                               525
Reduction in value of warrants granted in
  1997 in exchange for goods and services                                (67)                                              (67)
Issuance of common stock and warrants for
  the purchase of common stock in exchange
  for goods and services                        12,500                   516                                               516
Issuance of options and warrants for the
  purchase of common stock                                                14                                                14
Options and warrants exercised                  94,343         2         173                                               175
Common stock issued to acquire minority
  interest                                     126,424         1         505                                               506
Issuance of common stock                     2,031,772        20      11,093                                            11,113
Treasury stock acquired in connection with
  forgiveness of notes receivable (5,000
  shares)                                                                         (35)                                     (35)
Net loss                                                                                                  (15,015)     (15,015)
                                             ----------   ------   ---------    -----                   ---------    ---------

Balance, December 31, 1998                   7,376,876        74      19,092     (238)                    (29,984)     (11,056)
Dividends on preferred stock                                            (549)                                             (549)
Issuance of warrants in connection with
  financing commitment                                                   472                                               472
Reduction in deferred financing costs
  related to recission of warrants in
  connection with financing commitment                                  (387)                                             (387)
Issuance of common stock                     4,998,482        50      49,934                                            49,984
Stock issuance costs                                                  (4,992)                                           (4,992)
Conversion of preferred stock                9,673,109        97      37,638                                            37,735
Issuance of options and warrants for
  the purchase of common stock in exchange
  for goods and services                                                 438                                               438
Options and warrants exercised                  94,793                   242                                               242
Comprehensive loss:
   Unrealized loss on marketable securities                                               $       (8)
   Net loss                                                                                               (26,459)
Total comprehensive loss                                                                                               (26,467)
                                             ----------   ------   ---------    -----     ----------    ---------   ----------
Balance, January 1, 2000                     22,143,260   $  221   $ 101,888    $(238)    $       (8)   $ (56,443)  $   45,420
                                             ----------   ------   ---------    -----     ----------    ---------   ----------


        The accompanying notes are an integral part of these consolidated financial statements.

STREAMLINE.COM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND JANUARY 1, 2000 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                            1997        1998        1999
Cash flows from operating activities:
    Net loss                                                              $(10,254)   $(15,015)   $(26,459)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
      Depreciation and amortization                                            807       1,701       2,900
      Noncash loss and impairment on fixed assets                               10         325           7
      Amortization of discount on notes payable                                 --         525          --
      Loss on disposal of fixed assets                                          86         120          --
      Amortization of goodwill and other assets                                166         282         353
      Bad debt expense                                                          --           7         142
      Noncash charge for options and warrants                                   11          11          --
      Issuance of warrants for the purchase of common stock in exchange
        for consulting services                                                330         447         438
      Noncash charge for forgiveness of debt                                   300          --          --
      Minority interest in net loss of consolidated subsidiary                (265)       (139)         --
      Changes in assets and liabilities:
        Accounts receivable                                                    (73)        (18)       (495)
        Inventory                                                              (91)       (187)       (528)
        Prepaid expenses and other current assets                             (219)        151      (1,389)
        Other assets                                                            (9)       (254)       (897)
        Accounts payable                                                       679        (769)      2,497
        Accrued expenses                                                       569         471       1,179
                                                                          --------    --------    --------

Net cash used in operating activities                                       (7,953)    (12,342)    (22,252)
                                                                          --------    --------    --------

Cash flows from investing activities:
    Purchases of marketable securities                                          --          --     (29,867)
    Proceeds from sale of marketable securities                                 --          --       9,113
    Change in other assets                                                      --          --      (6,458)
    Purchases of property and equipment                                     (1,563)     (1,005)     (4,196)
    Additions to purchased and capitalized software                         (1,413)     (1,420)     (3,714)
                                                                          --------    --------    --------

Net cash used in investing activities                                       (2,976)     (2,425)    (35,122)
                                                                          --------    --------    --------

Cash flows from financing activities:
    Proceeds from sale of common stock                                       1,563      11,117      49,984
    Proceeds from sale of common stock of subsidiary                           400          --          --
    Proceeds from sale of preferred stock                                    9,000      22,857        --
    Proceeds from the exercise of stock options and warrants                    90         173         242
    Stock issuance costs                                                        --          --      (4,992)
    Purchases of treasury stock                                               (203)         --          --
    Dividend payments on preferred stock                                      (360)         --          --
    Issuance of notes receivable                                                --         (35)         --
    Proceeds from notes payable - related party                                 --         600          --
    Payments on notes payable - related party                                   --        (600)         --
    Proceeds from notes payable                                                731       7,926       7,432
    Payments on notes payable                                                 (163)     (8,618)         --
    Principal payments on capital lease obligations                           (125)       (266)       (565)
                                                                          --------    --------    --------

Net cash provided by financing activities                                   10,933      33,154      52,101
                                                                          --------    --------    --------


        The accompanying notes are an integral part of these consolidated financial statements.

STREAMLINE.COM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND JANUARY 1, 2000
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                             1997     1998         1999

Net increase (decrease) in cash and cash equivalents                        $    4   $ 18,387    $ (5,273)
Cash and cash equivalents, beginning of year                                 1,443      1,447      19,834
                                                                            ======   ========    ========

Cash and cash equivalents, end of year                                      $1,447   $ 19,834    $ 14,561
                                                                            ======   ========    ========

Supplemental information:
    Cash paid for interest                                                  $   67   $    552    $    425

Noncash financing and investing transactions:
    Assets acquired with capital lease obligations                          $  267   $    497    $  6,630
    Issuance of subsidiary's stock and warrants in connection with
      acquisition (Note 5)                                                     485         --          --
    Assumption of liabilities in connection with acquisition (Note 5)          370         --          --
    Issuance of common stock in connection with purchase of minority
      interest (Note 5)                                                         --        506          --
    Issuance and measurement of warrants in connection with
      capitalized assets (Note 12)                                             408        (34)         --
    Issuance of warrants in connection with debt (Note 7)                       --        525          --
    Issuance of common stock for services provided                              --         35          --
    Common stock received in consideration of note receivable (Note 10)         --         35          --
    Dividends accrued on preferred stock (Note 9)                              157        329         549
    Conversion of preferred stock into common stock (Note 9)                    --         --      37,735
    Issuance of warrants in connection with financing commitment (Note 9)       --         --         472
    Reduction in deferred financing costs related to recission of
     warrants in connection with financing commitment (Note 12)                 --         --        (387)
    Unrealized loss on marketable securities                                    --         --          (8)


        The accompanying notes are an integral part of these consolidated financial statements.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

1.       DESCRIPTION OF BUSINESS AND MANAGEMENTS' PLANS

         Streamline.com, Inc. ("Streamline.com" or the "Company") was incorporated in the State of Delaware in 1993 and provides Internet-based ordering and home delivery of a wide range of goods and services to consumers. The Company seeks to simplify the shopping chores of busy suburban families who place a high value on their time and demand service excellence. The Company consolidates products and services currently offered by various suppliers into a single weekly delivery to its consumers, thus minimizing their need to make frequent trips to multiple physical stores. During 1999, the Company provided its products and services from three service centers in the greater Boston, MA, Washington, D.C. and Chicago, IL suburbs that it intended to replicate in other markets nationwide. Additionally, the Company has working relationships with various consumer packaged goods companies to perform market research on consumer purchasing behavior.

         The Company has incurred cumulative losses through January 1, 2000 of approximately $56.4 million and continues to have recurring operating losses and negative cash flows from operating activities. The Company expects to incur additional losses and will require additional financing early in the first quarter of 2001 to continue its operations.

         The Company's initial plans for 2000 were based upon an aggressive expansion strategy including the introduction of several new facilities and the acquisition of a significant number of new customers by year end. In addition, the 2000 plan included funding the operating losses of the Chicago fulfillment center, which was acquired in connection with Streamline.com's merger with Scotty's on January 5, 2000 (see Note 2). In order to implement the 2000 plan, the Company anticipated the need for additional financing and engaged an investment banker to assist in securing additional private funding which the Company had expected to receive by the end of the second fiscal quarter.

         In the event the Company was unable to secure additional financing, an alternative plan was developed to significantly reduce cash expenditures including delaying the capital expenditure costs and pre-opening expenses for the planned facilities. In such circumstances, the Company would significantly reduce marketing expenditures, reduce corporate headcount costs including all incentive compensation and reduce consulting and other miscellaneous spending. Furthermore, most corporate capital projects would be postponed until additional financing was obtained and the Company would pursue financing for certain asset purchases which were not originally anticipated to be financed.

         The Company continued with its expansion strategy including the opening of the New Jersey facility, entering into a lease for the Minnesota facility and continued use of external marketing resources. In addition, cash expenditures through the first half of 2000 were higher than initially anticipated. This was primarily a result of higher marketing costs associated with the opening of the New Jersey location, lower than expected sales associated with lower customer acquisition and the unexpected increase in the second quarter in the collateral requirements associated with lease financing resulting in the Company funding the majority of these purchases with working capital. Late in the second quarter, in reaction to the inability to secure additional financing and the increase in cash spending associated with these items, the Company began to implement an alternative plan including the delay of most external marketing activities, the delay of opening certain facilities, deferral of corporate headcount increases, deferral of discretionary capital technology and reduced consulting spending. However, the timing of implementation of these initiatives would not result in the Company having sufficient cash flow savings to fund operations through the year.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         The Company continued its efforts to obtain a strategic or financing alternative in the second and third quarters. This effort resulted in the Company entering into a transaction during the third quarter of 2000, pursuant to which the Company sold to Peapod, Inc. substantially all of the assets and operations of their facilities in Washington, D.C. and Chicago for $11.6 million and Peapod assumed certain capital and operating lease obligations. See Note 17. With the sale of these two facilities, the Company has shifted their focus from national expansion to expansion within existing regional markets. As a result of the disposition of operations in those locations, the Company has implemented additional cost controlling initiatives including a hiring freeze, reduction in marketing spending, further reduction of corporate administrative costs and all non-essential capital expenditures. The Company expects that the proceeds received should be able to fund operations through the end of the year. If financing is not received early in the first quarter of 2001, the Company will be unable to continue operations. However, depending on the Company's ability to generate sufficient increases in revenues or reduce certain costs, the Company may need cash for operations prior to that time.

         The Company has limited options, beyond those currently being implemented to reduce cash expenditures. The Company is still actively pursuing financing and other strategic alternatives, however, no definitive arrangements exist at this time. The Company has terminated their relationship with their investment banker, but does not believe this will affect the Company's ability to enter into a strategic or financing transaction.

         The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


2.       ACQUISITION OF SCOTTY'S

         On October 18, 1999, the Company signed a merger agreement with Scotty's. On January 5, 2000, the Company acquired Scotty's by merging it into the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 18, 1999 (the "Merger Agreement"). The transaction was accounted for as a pooling of interests. The Company issued approximately 3,710,000 shares of its common stock in exchange for all of the common stock of Scotty's. Additionally, outstanding warrants and options to acquire Scotty's common stock were converted into warrants and options to acquire a total of approximately 598,000 shares of Streamline common stock. Under the terms of the merger agreement, each share of Scotty's common stock was exchanged for
         0.3984 shares of Streamline.com common stock.

         The consolidated financial statements of the Company have been prepared to give retroactive effect to the acquisition of Scotty's on January 5, 2000. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, these now will become the historical consolidated financial statements of the Company. Scotty's common stock, warrants and options have been retroactively restated in connection with the merger to reflect the merger exchange ratio of 0.3984.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. In 1998, the Company purchased the remaining minority interest in its subsidiary (see Note
         5). All significant intercompany transactions have been eliminated.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         CHANGE IN YEAR-END

         As of October 2, 1999, the Company began reporting its earnings on a retail calendar, using four 13-week quarters. The Company's year-end will be on the Saturday closest to the 31st day of December. This change would not have had a material impact on prior reported results.

         REVENUE RECOGNITION

         Product and service revenue is recognized upon delivery of goods and services to the customer. Advertising, research and marketing fees are recognized over the life of the contract or as the services are performed. Subscription revenues are billed and recognized monthly.

         CUSTOMER ACQUISITION COSTS AND PRE-OPENING COSTS

         Customer acquisition costs and pre-opening costs are expensed as incurred.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents. The Company invests its excess cash in money market funds and marketable securities that are subject to minimal credit and market risk. Cash equivalents at December 31, 1998 and January 1, 2000 included approximately $19,395 and $1,643, respectively, in money market funds.

         MARKETABLE SECURITIES

         Marketable securities include high-grade commercial paper and corporate bonds. Debt and equity securities are classified as available-for-sale to support current operations or to take advantage of other investment opportunities. These securities are stated at cost plus accrued interest which approximates fair market value and all mature within one year. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion as well as interest are included in interest income. The Company's investments in debt and equity securities are diversified among high-credit quality securities in accordance with the Company's investment policy. Securities available-for-sale are carried at fair value, with the unrealized gains and losses reported as a separate component of stockholders' equity and comprehensive loss. The Company has not had any investments that qualify as trading securities. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis.

         PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost and depreciated over their estimated useful lives of three to ten years using the straight-line method. Assets held under capital leases are amortized over the shorter of the lease life or the estimated useful life of the asset. Repairs and maintenance costs are expensed as incurred. Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         PURCHASED SOFTWARE, CAPITALIZED SOFTWARE AND TECHNOLOGY SYSTEMS AND DEVELOPMENT

         Purchased third-party software and related implementation costs are recorded at cost and are amortized over their estimated useful lives, typically three years using the straight-line method. Internal and external costs incurred related to the application development stage of internal use software are capitalized and amortized over their estimated useful lives, typically three years using the straight-line method. Amortization expense related to purchased and capitalized software is included in technology systems and development expense.

         Technology development costs are charged to technology systems and development expense as incurred. Technology development costs include internal and external costs incurred in the development and enhancement of software used internally or used in connection with services provided by the Company that do not otherwise qualify for capitalization, the costs of maintenance and minor enhancements and the costs associated with maintaining and supporting internal information systems.

         The Company capitalized approximately $1,385 and $3,714 for purchased and capitalized software for the years ended December 31, 1998 and January 1, 2000, respectively. Accumulated amortization for purchased and capitalized software was approximately $216, $919 and $2,256 at December 31, 1997 and 1998, and January 1, 2000, respectively.

         GOODWILL

         Goodwill is being amortized on a straight-line basis over a five-year term. The Company periodically evaluates the possible impairment of long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If such an event occurred, the Company would project the future undiscounted cash flows expected to result from the asset. If such projections indicated that the carrying value would not be recoverable, the Company would reduce the carrying value of the asset by the estimated excess of such value over future projected discounted cash flows. Amortization expense for goodwill was approximately $157, $181 and $268 for the years ended December 31, 1997 and 1998, and January 1, 2000, respectively. Accumulated amortization at December 31, 1998 and January 1, 2000 was $337 and $605, respectively.

         YEAR 2000 COSTS

         Costs of modifying computer software to ensure Year 2000 compliance are expensed as incurred.

         ADVERTISING

         The Company expenses costs related to advertising as incurred. Advertising expense was approximately $787, $1,257 and $4,929 for the years ended December 31, 1997 and 1998, and January 1, 2000, respectively.

         INVENTORY

         The Company values all of its inventories at the lower of cost or market value. Cost is determined on an average cost basis. All inventory items represent finished goods.

         INCOME TAXES

         The Company provides for income taxes under the liability method that requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities, as measured by the current tax rates. Under this method, a valuation allowance is required against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         Management periodically evaluates the recoverability of deferred tax assets and the level of the adequacy of the valuation allowance. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be appropriately reduced.

         ACCOUNTING FOR STOCK-BASED COMPENSATION

         The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts with fixed exercise prices at least equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" (Note 11). Stock-based awards, including warrants to nonemployees, are accounted for at their fair value.

         RISKS AND UNCERTAINTIES AND USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The Company has a limited operating history (also see Note 1), has never achieved profitability and is therefore subject to the risks and uncertainties such as the uncertain nature of the markets in which the Company competes and the risk that the Company may be unable to manage any future growth successfully.

         In addition, the Company is subject to the risks encountered by companies relying on the continued growth of on-line commerce and Internet infrastructure. The risks include the use of the Internet as viable commercial marketplace and the potentially inadequate development of the necessary network infrastructure.

         FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

         Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and marketable securities. As of December 31, 1998 and January 1, 2000, the financial instruments' carrying values approximated fair value (see Note 4). The Company primarily invests its excess cash with high credit quality financial institutions including primarily commercial paper and corporate bonds. The Company has not experienced any significant losses on its cash, cash equivalents or marketable securities.

         NET LOSS PER SHARE

         The Company computes basic and diluted net loss per share in accordance with SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share does not differ from basic loss per share since potential common shares from conversion of preferred stock, stock options and warrants are antidilutive for all periods presented.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         Basic and diluted loss per share were calculated as follows:

                                                   1997          1998            1999

Numerator:
  Loss before extraordinary item               $   (10,254)   $   (14,271)   $    (26,459)
  Dividends on preferred stock                         157            329             549
                                               -----------    -----------    ------------

  Loss attributable to common stockholders
    before extraordinary item                      (10,411)       (14,600)        (27,008)
  Extraordinary item                                    --            744              --
                                               -----------    -----------    ------------

  Net loss attributable to common
    stockholders                               $   (10,411)   $   (15,344)   $    (27,008)
                                               ===========    ===========    ============

Denominator:
  Weighted average common shares
    outstanding                                  4,961,973      5,833,236      15,233,460

Basic and diluted net loss per common share:
  Loss per common share before
    extraordinary item                         $     (2.10)   $     (2.50)   $      (1.77)
  Extraordinary item                                    --          (0.13)             --
                                               -----------    -----------    ------------

  Net loss per common share                    $     (2.10)   $     (2.63)   $      (1.77)
                                               ===========    ===========    ============


         Outstanding options of 828,328, 840,398 and 2,449,539 as of December 31, 1997 and 1998 and January 1, 2000, respectively, were not included in the diluted loss per share computation because their effect would be antidilutive. Outstanding warrants of 595,074, 1,043,861 and 1,008,861 as of December 31, 1997 and 1998 and January 1, 2000, respectively, were not included in the diluted loss per share calculation because their effect would be antidilutive. From January 2, 2000 through February 9, 2000, the Company granted 600,350 options under the Company stock option plans. All grants were issued at exercise prices equal to the fair market value of the common stock.

         COMPREHENSIVE LOSS

         The Company's comprehensive loss is the same as the net loss presented for the years ended December 31, 1997 and 1998. The comprehensive loss for the year ended January 1, 2000 has been disclosed on the statement of stockholders' equity and comprehensive loss.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

4.       MARKETABLE SECURITIES

         The following is a summary of the marketable securities at January 1, 2000 classified as current assets (in thousands):

                                        UNREALIZED UNREALIZED FAIR MARKET
                                  COST     GAINS    LOSSES      VALUE

Available for sale securities:
  Corporate bonds                $11,505   $ --    $    (10)   $11,495
  Commercial paper                 9,249      2          --      9,251
                                 -------   ----    --------    -------
                                 $20,754   $  2    $    (10)   $20,746
                                 =======   ====    ========    =======

         Gross realized gains and losses on marketable securities were not significant. The Company did not have any marketable securities at December 31, 1998.


5.       SUBSIDIARY AND MINORITY INTEREST

         The Company established Streamline Mid-Atlantic, Inc. ("Mid-Atlantic") as a wholly-owned subsidiary in February 1997, receiving 2.2 million common shares of Mid-Atlantic in exchange for $22 cash.

         In February 1997, Mid-Atlantic issued 800,000 shares of common stock in a private offering to third parties, in exchange for net proceeds of $400. Mid-Atlantic acquired substantially all of the assets and liabilities of Shopping Alternatives, Inc., a provider of home grocery services. In the same month, stockholders of Shopping Alternatives received 970,000 shares of Mid-Atlantic common stock plus warrants to purchase 30,000 shares of Mid-Atlantic common stock. The value ascribed to the warrants was nominal. In accordance with the purchase method of accounting, the purchase price of approximately $855, which includes approximately $370 of liabilities assumed, was allocated first to the fair value of the net assets acquired from Shopping Alternatives. The excess of the purchase price over the fair value of the acquired assets of approximately $794 was recorded by Mid-Atlantic as acquired goodwill, in the absence of other intangibles, to be amortized on a straight-line basis over a period of five years. The accompanying financial statements for the year ended December 31, 1997 reflect the resultant change in interest of the Company's ownership of Mid-Atlantic from 100% to approximately 55%.

         In November 1998, the Company acquired the outstanding minority ownership interest of Mid-Atlantic in a single transaction in which minority stockholders of Mid-Atlantic received 126,424 shares of the Company's common stock, $0.01 par value, having a fair value of approximately $506 at the date of acquisition. In accordance with the purchase method of accounting, the Company allocated the purchase price first to the fair value of the net assets of Mid-Atlantic, as of the date of the transaction. The resulting total goodwill associated with Mid-Atlantic, representing the excess of the purchase price over the fair value of the acquired assets of approximately $1,300 at December 31, 1998, is being amortized on a straight-line basis over a period of five years. Unaudited pro forma combined results as if the acquisition had occurred at the beginning of either of the fiscal years are not materially different than the results presented.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

6.       PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:

                                            USEFUL LIVES
                                              IN YEARS    1998       1999
Computer equipment                               3-5    $ 1,005    $ 2,925
Equipment, furniture and fixtures               5-10      2,202      4,952
Vehicles                                           5        804      2,271
Leasehold improvements                          5-10      1,631      6,276
                                                        -------    -------

                                                          5,642     16,424
Accumulated depreciation and amortization                (1,574)    (3,073)
                                                        -------    -------

                                                        $ 4,068    $13,351
                                                        =======    =======


         At December 31, 1998 and January 1, 2000, the costs of fixed assets held under capital leases and included above amounted to approximately $1,298 and $7,891, respectively, and accumulated amortization related to such assets amounted to approximately $359 and $542, respectively.


7.       DEBT

         In April 1998, the Company received proceeds of $7,000 in connection with the issuance of Senior Discount Notes ("Discount Notes"). The Company issued 777 units each consisting of a $10 aggregate principal amount of Discount Notes and 546.88 warrants to purchase common stock. The $7,770 face amount of the Discount Notes is due April 15, 2001. The Discount Notes bear interest initially in the form of accretion in the principal amount outstanding up to the face amount at the rate of 11% per annum until April 15, 1999. Thereafter, the Discount Notes bear interest on the face amount at the rate of 12% per annum with interest payable semiannually until maturity.

         In conjunction with the issuance of the Discount Notes, the Company also issued warrants for the purchase of up to a total of 425,000 shares of the Company's common stock. Warrants to purchase 225,000 shares of common stock at $7.00 per share vested immediately. The remaining 200,000 warrants vest periodically at varying exercise prices until 2001 based upon the Company obtaining certain amounts of financing. All of these warrants expire upon the earlier of April 15, 2005 or five years after a public offering by the Company raising at least $25,000. The Company recorded approximately $525 of additional paid-in capital for the fair value of the warrants on the issuance date as an additional discount associated with the Discount Notes.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         On September 18, 1998, the Company redeemed all of the Discount Notes at a price of $7,000 plus approximately $334 of interest and $257 for a call premium with the proceeds from the issuance of the Company's Series D Preferred Stock (Note 9). In addition, the Company modified the terms of the warrants issued in connection with this debt such that the remaining unvested warrants to purchase 200,000 shares of the common stock expired immediately in exchange for the issuance of 5,000 shares of common stock for $0.1. The redemption resulted in the Company recording an extraordinary loss on the extinguishment of debt of approximately $744 including approximately $257 for the call premium, approximately $452 for the unamortized discount value associated with the warrants and approximately $35 for the issuance of the common shares and the remaining deferred financing costs.

         On May 15, 1999, the Company entered into a construction loan agreement with a bank to finance the construction of their new facility (see Note
         17). The loan bears interest equal to the Prime rate plus one-half percent (9% at December 31, 1999), due and payable monthly. The loan had a maturity date of December 31, 1999; however, it was repaid in January 2000. The amount outstanding under this agreement was $3,832 at January 1, 2000.

         Concurrently with the construction loan agreement, the Company converted their outstanding borrowings under the line of credit (see below) to a note payable with available borrowings of $4,800, maturing on March 31, 2000. Interest is due and payable monthly. Outstanding borrowings under this agreement were $3,600 at January 1, 2000.

         The Company has a line of credit arrangement with a bank that provides for maximum borrowings of $1,500 for the year ending December 31, 1998. Borrowings are secured by substantially all assets. Interest is at 0.25% above the prime interest rate (7.75% as of December 31, 1998).
         As of December 31, 1998, the Company had no outstanding borrowings under the line of credit. The Company was in compliance with all covenants on December 31, 1997 and 1998 and January 1, 2000.

         On January 4, 2000, the Company completed the refinancing of its new facility in Zurich, Illinois under a sale/leaseback arrangement. The facility was sold for a net purchase price of approximately $6,500 and of the proceeds, $3,900 was used to pay the construction loan in full, $1,300 was received in cash and $1,300 is being held in escrow, pending receipt of the final releases by the contractors. The transaction has been accounted for as a sale and, as a result, property, equipment and land in the amount of the purchase price has been removed from the Company's books. The remaining costs were recorded as leasehold improvements and will be amortized over the lease term. The lease has a term of twenty years and requires minimum annual rent payments of $666, subject to adjustment for CPI increases every five years. In connection with this financing, the Company issued warrants for common stock, which has been recorded as a deferred financing cost.


8.       RELATED PARTY TRANSACTIONS

         During 1997, the Company paid consulting fees under an agreement with a marketing firm, the Chief Executive Officer of which is a director of the Company. Total fees paid under this agreement during 1997 were approximately $338. Additionally during 1997, the Company issued warrants valued at $25 to this firm for the purchase of 50,000 shares of the Company's common stock at an exercise price of $2.04 per share with an expiration date in 2001.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         During 1997, the Company repurchased 11,500 shares of its common stock from its Chairman and Chief Executive Officer at a purchase price of $7.00 per share, which the Company's Board of Directors determined to be the fair value of those shares at the date of repurchase.

         During 1997, 1998, and 1999, the Company paid fees for technology development and consulting under an agreement with a firm, the Chief Executive Officer of which is a current director and former officer of the Company. Fees paid by the Company under this agreement totaled approximately $1,250, $1,676 and $1,218 in 1997, 1998 and 1999,
         respectively. In addition, during 1997 the Company issued warrants valued at approximately $330 to this firm for the purchase of 50,000 shares of the Company's common stock at an exercise price of $2.04 per share with an expiration date in 2007. During 1998, the Company issued additional warrants valued at approximately $447 to this firm for the purchase of 100,000 shares of its common stock at an exercise price of $4.00 per share with an expiration date in 2003. Costs associated with these transactions have been recorded as additions to capitalized software of approximately $683 and $468 for the years ended December 31, 1998 and January 1, 2000, respectively, and as technology systems and development expense of $1,440 and $750 for the years ended December 31, 1998 and January 1, 2000, respectively.

         During 1998, the Company issued convertible subordinated notes payable in the amount of $200 to two directors of the Company, and $400 to five stockholders of the Company, which were redeemed during 1998 at par value plus accrued interest.

         A director of the Company, who is also a shareholder, is employed by the Company's investment advisory firm. In October 1998, the firm was paid approximately $600 for fees relating to the sale of stock.

         In April 1999, the Company issued warrants valued at approximately $472 to a significant investor for the purchase of 75,000 shares of the Company's common stock at an exercise price of $7.00 per share, in connection with a financing commitment. In June 1999, the stockholder agreed to rescind all of its rights pursuant to this warrant, effective as of the closing of the initial public offering. In connection with this rescission, the Company reversed the remaining unamortized deferred financing costs of approximately $387 at the time of the initial public offering.

         During 1999, the Company paid fees to a technology firm, which is also an investor. Fees paid by the Company totaled approximately $77.

         The Company has capital equipment lease arrangements with one of its stockholders and its affiliated entities. The Company paid approximately $69, $198 and $561 in the years ended December 31, 1997 and 1998 and January 1, 2000, respectively, under these capital lease arrangements. As of December 31, 1998 and January 1, 2000, amounts due to these related parties are $458 and $716, respectively, and have been included as capital lease obligations on the balance sheet.

         For the years ended December 31, 1997, 1998 and January 1, 2000, the Company purchased $320, $539 and $558, respectively, of product from a vendor that is owned by a relative of a management employee and option holder of the Company.

         Certain warrant activity described in Note 12 during the years ended December 31, 1997 and 1998 and January 1, 2000 was with stockholders of the Company.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

9.       REDEEMABLE CONVERTIBLE PREFERRED STOCK

         The following table reflects redeemable convertible preferred stock activity from December 31, 1996 through January 1, 2000:


                                   SERIES A            SERIES B         SERIES C           SERIES D                TOTAL
                                ---------------    --------------    ---------------    ----------------      ----------------
                                SHARES   AMOUNT    SHARES   AMOUNT   SHARES   AMOUNT    SHARES    AMOUNT      SHARES    AMOUNT

Balance at December 31, 1996    50,000   $ 5,203       --   $   --       --   $    --        --  $     --     50,000   $  5,203

Shares of Series B issued           --        --   80,000    8,000       --        --        --        --     80,000      8,000
Shares of Series C issued           --        --       --       --   10,000     1,000        --        --     10,000      1,000
Accrual of Series A dividends       --       157       --       --       --        --        --        --         --        157
Payment of Series A dividends       --      (360)      --       --       --        --        --        --         --       (360)
                               =======   =======  =======   ======   ======   =======   =======  ========  =========   ========

Balance at December 31, 1997    50,000     5,000    80,000    8,000   10,000    1,000        --        --    140,000     14,000

Shares of Series D issued           --        --        --       --       --       --   228,570    22,857    228,570     22,857
Accrual of Series D dividends       --        --        --       --       --       --        --       329         --        329
                               -------   -------    ------  -------   ------  -------   -------  --------  ---------   --------

Balance at December 31, 1998    50,000     5,000    80,000    8,000   10,000    1,000   228,570    23,186    368,570     37,186

Accrual of Series D dividends       --        --        --       --       --       --        --       549         --        549

Conversion to common stock
  in connection with initial
  public offering              (50,000)   (5,000) (80,000)  (8,000)  (10,000)  (1,000) (228,570)  (23,735) (368,570)    (37,735)
                               -------   -------  -------   ------   -------  -------  --------  --------  --------    --------

Balance at January 1, 2000          --   $    --       --   $   --        --  $    --        --  $     --        --    $     --
                               =======   =======  =======   ======   ======   =======   =======  ========  =========   ========


         During 1997, the Company amended its certificate of incorporation to amend the rights of the Series A redeemable cumulative convertible preferred stock ("Series A") and to create two new series of redeemable convertible preferred stock, designated as Series B (the "Series B") and Series C (the "Series C"). The Company is authorized to issue up to 100,000 shares of each of these series of preferred stock, and each series has a par value of $1.00 per share. These series of preferred stock are not cumulative as to dividends. In connection with the amendment, the Company made a cash payment of approximately $360 representing the total accrued dividends due to the holders of the Series A. In addition, the Company issued 80,000 and 10,000 shares of Series B and Series C, respectively, for gross proceeds of $8,000 and $1,000, respectively.

         During 1998, the Company amended its certificate of incorporation to amend certain terms of Series A, Series B and Series C and authorize the issuance of up to 380,000 shares of preferred stock designated as Series D. In September 1998, the Company issued 228,570 shares of Series D at $100 per share resulting in gross proceeds of $22,857.

         All outstanding shares of redeemable convertible preferred stock were converted into common stock upon the closing of the Company's initial public offering on June 17, 1999. Shares of redeemable convertible preferred stock for all Series, while outstanding, were subject to the following rights and privileges:

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         REDEMPTION

         The Company was required to redeem each series of preferred stock in the amount of $100 per share plus accumulated and unpaid dividends in two equal annual installments commencing on the fifth anniversary upon request by holders of at least two-thirds of such series of preferred stock. Each holder of preferred stock could elect immediate redemption upon the sale of substantially all of the Company's capital stock or assets to a third party. Additionally, a holder of Series D could elect redemption if the Company had violated certain covenants. However, stockholders were not entitled to elect redemption if that holder or a Director nominated by the holder voted its shares in favor of the sale. As of December 31, 1998, future redemption requirements for the preferred stock were $2,500, $7,000, $16,093 and $11,593 in the years ended December 31, 2001, 2002, 2003 and 2004, respectively, plus additional accrued dividends.

         LIQUIDATION

         In the event of any liquidation, dissolution, or winding-up of the Company, the holders of the Series D were entitled to a liquidation preference of up to $100 per share plus all accrued but unpaid dividends before any payments are made to the holders of the Series A, Series B or Series C. After payments to the Series D stockholders, the holders of the Series A, Series B or Series C were entitled to receive a liquidation payment of $100 per share and any accumulated and unpaid dividends. Any assets remaining after such liquidation payment to the preferred stockholders would be available for distribution ratably to common stockholders.

         DIVIDENDS

         The holders of Series D were entitled to cumulative dividend rights at a rate of 5% per annum of the Series D liquidation preference. The dividend rights would be payable in cash, as an addition to the liquidation preference or an issuance of Series D shares at the discretion of the Company or any combination of the foregoing. Series D accumulated dividends were to be paid before dividends or distributions were made to the holders of the Series A, Series B or Series C. The Company would pay a dividend or distribution on the same terms and at the same or equivalent rate on each share of Series A, Series B, Series C and Series D whenever a dividend or distribution was declared or paid on any shares of the common stock. At December 31, 1998, Series D stockholders were entitled to cumulative dividends in arrears of approximately $329. Accrued dividends of $878 were converted to 218,387 shares of common stock in June 1999 in connection with the Company's initial public offering.

         CONVERSION

         The number of shares of common stock into which the Series A, Series B, Series C and Series D were convertible was determined by multiplying each share by the quotient of $100 divided by the conversion price as follows: Series A - approximately $2.04 per share; Series B and C - $7.00 per share; Series D - $4.00 per share. All unpaid dividends were to be paid upon conversion.

         Each share of Series A, Series B and Series C was convertible into the Company's common stock at the option of the holder at any time prior to redemption, or would be automatically converted upon the closing of a public offering of the Company's common stock resulting in a price of at least $8.00 per share and gross proceeds of at least $25,000, subject to anti-dilution provisions.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         Each share of Series D was convertible into the Company's common stock at the option of the holder at any time after the earlier of a conversion event or March 18, 2000. A conversion event includes any transaction that would be deemed a liquidation, Mr. DeMello's ceasing to be an officer, director or consultant of the Company, certain actions by the Company without a prior affirmative vote by a majority of the Series D stockholders, a change in persons constituting the majority of the board of directors or a material adverse change in the Company's business. Each Series D share would be automatically converted upon the closing of the first sale of a public offering resulting in at least $25,000 of gross proceeds for at least $8.00 per share provided that an investment banker delivers an opinion that deems the conversion is necessary to facilitate a successful public offering, or upon a sale of the shares of Series A, Series B, Series C and Series D redeemable convertible preferred stock ("Preferred Stock") and the accrued dividends on the Series D Preferred Stock were converted into 9,673,109 shares of common stock.

         VOTING

         Holders of Series A, Series B, Series C and Series D did not have voting rights but holders of Series A and Series C, voting together, and holders of Series B, voting separately, had the right to elect one director of the Company, or in lieu thereof, one individual as an observer at all meetings of the Company's board of directors. Holders of Series D had the right to elect one director of the Company and one individual as an observer at all meetings of the Company's board of directors. The Company was required to request the consent of the Series D stockholders before engaging in certain activities such as the modification of the rights of the Series D stockholders, a merger or acquisition, the declaration of dividends for all capital stock and the issuance of common stock at a price less than $7.00 per share and more than $4.00 per share.


10.      STOCKHOLDERS' EQUITY

         COMMON STOCK AND PREFERRED STOCK

         The holders of common stock are entitled to one vote for each share held at all meetings of the stockholders. Dividends on common stock may be paid out of lawfully available funds as and when determined by the board of directors, subject to any preferential dividend rights of preferred shareholders. In April 1999, the Company's board of directors adopted, and the stockholders approved, effective upon the closing of an initial public offering, an increase in the authorized capital stock of the Company to 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, each having a par value of $0.01 per share. The board of directors is authorized, without further stockholder approval, to fix or alter the relative rights, preferences, qualifications, limitations or restrictions thereof, including any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

         TREASURY STOCK

         During 1997, the Company repurchased 29,000 shares of its common stock from certain employees and directors of the Company for a total of approximately $203. During 1998, the Company received 5,000 shares of common stock as consideration for payment of a $35 employee note receivable.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         ACQUISITION OF SCOTTY'S

         Prior to the merger with Streamline, the holder of the 10,000 shares of Scotty's Series A preferred stock converted those shares into 3,787,879 shares of Scotty's common stock. As part of this conversion, all dividends previously accrued for the Series A preferred stock were canceled in connection with terms established at the time the Series A preferred stock was issued.

         STOCK SPLIT

         On April 8, 1999, the board of directors declared a 1-for-2 reverse stock split of common stock. All common shares and per share amounts in the consolidated financial statements and related footnotes have been restated to reflect the effect of the reverse stock split for all periods presented.

         INITIAL PUBLIC OFFERING

         In June 1999, the Company completed an initial public offering of its common stock (the "IPO"). A total of 4,998,482 shares of the Company's common stock were sold at a price of $10.00 per share, including the exercise of the underwriter's overallotment option in July 1999, generating gross offering proceeds of approximately $50,000. After deducting approximately $5,000 in underwriting discounts and other related expenses, the net proceeds to the Company were approximately $45,000. Concurrent with the IPO, all of the shares of Series A, Series B, Series C and Series D redeemable convertible preferred stock ("Preferred Stock") and accrued dividends on the Series D Preferred Stock were converted into 9,673,109 shares of Streamline's common stock.


11.      STOCK OPTION PLAN AND EMPLOYEE STOCK PURCHASE PLAN

         STOCK OPTION PLANS

         On June 10, 1993, the Company adopted two stock option plans. The 1993 Employee Option Plan ("Employee Plan") initially allowed for the granting of 202,750 shares of either statutory or nonstatutory options as defined by Section 422 of the Internal Revenue Code. As of December 31, 1998, the Company had authorized 1,500,000 shares to be issued in connection with the Employee Plan. During 1999, the Company increased the number of authorized shares to be issued under this plan to 2,500,000. On January 5, 2000, the Company's shareholders approved an increase in the number of authorized shares under the Employee Plan from 2,500,000 to 3,000,000 shares, resulting in approximately 466,000 shares available for future grant under this Plan.

         The Director Option Plan ("Director Option Plan") allows for the granting of shares of non-statutory options and is not intended to meet the requirements of Internal Revenue Code Section 422. As of December 31, 1998, an aggregate of 125,000 shares of common stock has been reserved for issuance upon the exercise of options available under the Director Option Plan. During 1999, the Company increased the number of authorized shares to be issued under this plan to 400,000. As of January 1, 2000, there were approximately 312,500 shares available for future grants under the Director Option Plan.

         Options are generally granted at a price established by the board of directors to be not less than the fair market value of the stock on the date of grant. The options vest at various rates over periods up to four years and expire up to ten years from the grant date for the Employee Option Plan and five years from the grant date for the Director Option Plan.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         The Company has adopted the disclosure only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for stock options granted at or above fair value. Had compensation cost been determined based on the fair value at the grant dates for awards in 1997, 1998 and 1999 consistent with the provisions of SFAS No. 123, the Company's pro forma net loss attributable to common stockholders and pro forma basic and diluted net loss per common share for fiscal year 1997, 1998 and 1999 would have been as follows:

                                                                              1997            1998           1999

           Net loss attributable to common stockholder:
             As reported                                                   $(10,411)       $(15,344)      $(27,008)
             Pro forma                                                      (10,566)        (15,611)       (28,455)
           Basic and diluted net loss per common share:
             As reported                                                    $ (2.10)        $ (2.63)       $ (1.77)
             Pro forma                                                        (2.13)          (2.68)         (1.87)


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used for grants through the date of the initial public offering June 18, 1999; no volatility, no dividend yield, and risk-free interest rate of 5.6% for 1997, 5.3% for 1998 and 5.1% for 1999. The following assumptions were used for grants subsequent to the initial public offering: 90% volatility, no dividend yield, and risk free interest rates of approximately 6.0%. The expected lives for grants in 1997 and 1998 of the Employee and Directors' plans were five and three years, respectively. The expected lives for grants in 1999 are three years. The weighted average fair value of options granted was $0.78, $1.03, and $4.18 per share for the years ended December 31, 1997 and 1998 and January 1, 2000, respectively. All options granted during the years ended December 31, 1997 and 1998 and January 1, 2000 were issued at exercise prices equal to or in excess of the fair market value of the common stock.

         Because the determination of the fair value of all options granted includes vesting periods over several years and additional option grants may be made each year, future effects on reported pro forma net income or net loss may differ from the above pro forma disclosures.

         The following table summarizes the activity in the Company's option plans at December 31, 1997 and 1998 and January 1, 2000, and changes during the periods then ended:

                                                      1997                    1998                     1999
                                               --------------------    --------------------     ------------------
                                                           WEIGHTED                WEIGHTED               WEIGHTED
                                                           AVERAGE                 AVERAGE                AVERAGE
                                                           EXERCISE                EXERCISE               EXERCISE
                                               SHARES       PRICE      SHARES       PRICE       SHARES     PRICE

           Outstanding at beginning of period  428,000      $ 1.76     828,328      $ 2.80      840,398      $ 3.59
           Granted                             487,828        3.44     270,602        4.69    1,907,212        8.64
           Exercised                           (77,500)       1.16     (34,583)       1.79      (59,793)       2.93
           Forfeited                           (10,000)       1.80    (223,949)       2.31     (238,278)       7.23
                                               -------      ------    --------      ------    ---------      ------
           Outstanding at end of period        828,328      $ 2.80     840,398      $ 3.59    2,449,539      $ 7.18
                                               =======      ======    ========      ======    =========      ======
           Options exercisable at end
             of period                         175,198      $ 1.77     408,373      $ 2.98      660,613      $ 3.85
                                               =======      ======    ========      ======    =========      ======

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         The following table summarizes information about stock options outstanding at January 1, 2000:

                                                                 WEIGHTED
                                            TOTAL                 AVERAGE
              RANGE OF                     NUMBER                REMAINING                  NUMBER
              EXERCISE                   OF OPTIONS             CONTRACTUAL               OF OPTIONS
                PRICE                    OUTSTANDING               LIFE                   EXERCISABLE
           $ 1.00 - 4.00                    498,607                7.05                      430,788
             6.50 - 7.53                  1,200,256                9.16                      226,479
             7.63 - 9.56                    186,730                9.30                            -
            10.00 - 13.81                   563,946                9.62                        3,346
                                          ---------                ----                      -------
                                          2,449,539                8.81                      660,613
                                          =========                ====                      =======


         EMPLOYEE STOCK PURCHASE PLAN

         In April 1999, the Company's board of directors and stockholders approved the 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan"). The Company has reserved 250,000 shares of common stock for issuance under the 1999 Purchase Plan. No shares were issued in 1999.


12.      COMMON STOCK WARRANTS

         The following table summarizes the activity related to warrants at December 31, 1997 and 1998, and January 1, 2000 and changes during the periods then ended:

                                          1997                      1998                     1999
                                     -------------------     --------------------    --------------------
                                                WEIGHTED                 WEIGHTED                WEIGHTED
                                                AVERAGE                  AVERAGE                  AVERAGE
                                                EXERCISE                 EXERCISE                 EXERCISE
                                     SHARES        PRICE        SHARES      PRICE       SHARES      PRICE
Outstanding at beginning of period   209,360     $ 2.54       595,074     $ 4.60     1,043,861     $ 5.58
Granted                              385,714       5.72       708,547       6.50        75,000       7.00
Exercised                                  -          -       (59,760)      1.86       (35,000)      1.99
Forfeited                                  -          -      (200,000)      7.00       (75,000)      7.00
                                     -------     ------     ---------     ------     ---------     ------

Outstanding at end of period         595,074     $ 4.60     1,043,861     $ 5.58     1,008,861     $ 5.58
                                     =======     ======     =========     ======     =========     ======

Warrants exercisable at end
  of period                          353,289     $ 3.34       781,171     $ 5.18       931,088     $ 5.49
                                     =======     ======     =========     ======     =========     ======

         The weighted average fair value of warrants granted during 1997, 1998, and 1999 estimated on the date of grant using the Black-Scholes option-pricing model was $2.74, $2.64 and $6.29, respectively. The fair value was estimated using an expected volatility of 50% in 1997 and 80% in 1998 and 1999, risk free rates of 5.8% to 6.3% in 1997, 4.1% to 5.5%
         in 1998, and 4.5% to 6.2% in 1999 and the contractual term of the warrant.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         The following table summarizes information about warrants outstanding at January 1, 2000:

                                                                                           WEIGHTED
                                         TOTAL                        TOTAL                 AVERAGE
                                         NUMBER                       NUMBER               REMAINING
           EXERCISE                    OF WARRANTS                  OF WARRANTS           CONTRACTUAL
            PRICE                      OUTSTANDING                  EXERCISABLE              LIFE
           $ 1.80                        15,000                       15,000                  1.0
             2.04                       100,000                      100,000                  4.6
             3.26                        99,600                       99,600                  2.0
             4.00                       100,000                      100,000                  4.0
             6.63                       155,547                       77,774                  8.0
             7.00                       538,714                      538,714                  3.1
                                      ---------                      -------               ---------
                                      1,008,861                      931,088               3.6 years
                                      =========                      =======               =========

         During 1997, the Company issued warrants for the purchase of a total of 385,714 shares of its common stock at exercise prices ranging from $2.04 - $7.00 per share and expiration dates from 2001 through 2007. These warrants were principally issued in lieu of cash consideration for services provided to the Company. Certain of these warrants were issued with immediate vesting while some of the warrants had vesting that was contingent on additional services being provided. In 1997, in connection with the issuance of these warrants, the Company recorded $330 of technology systems and development costs, $281 of capitalized software and $77 of deferred financing costs based upon the appraised value of the warrants at the date of grant. As of December 31, 1997, approximately 214,500 of these warrants were subject to vesting upon certain conditions and are subject to adjustment until the measurement date is reached. In 1998, the remeasurement of these warrants resulted in the Company reducing capitalized software recorded in 1997 by approximately $67. As of December 31, 1998 and January 1, 2000, 107,143 warrants granted in 1997 were subject to vesting upon certain future events and no significant value has been ascribed to these unvested warrants.

         During 1998, the Company issued warrants for the purchase of a total of 708,547 shares of its common stock at exercise prices ranging from $4.00 - $7.00 per share as described below.

         Warrants for the purchase of 425,000 common shares were issued in connection with the Discount Notes at an exercise price of $7.00 per share. These warrants expire upon the earlier of April 15, 2005 or five years after a public offering by the Company raising at least $25,000. In connection with the repayment of the Discount Notes, the Company notified the terms of the warrants issued in association with this debt such that the remaining unvested warrants to purchase 200,000 shares of the common stock expired immediately in exchange for the issuance 5,000 shares of common stock for $0.1 (see Note 7).

         In addition, the Company issued warrants for the purchase of a total of 100,000 shares of its common stock at an exercise price of $4.00 per share with an expiration date in 2003 in exchange for services provided to the Company (see Note 8).

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         The Company issued warrants for the purchase of 28,000 shares of common stock at an exercise price of $7.00 per share which are all vested as of December 31, 1998. These warrants expire in 2001. These warrants were principally issued in lieu of cash consideration for services provided to the Company. The Company recorded approximately $33 to capitalized software for the fair value of the warrants.

         The Company issued warrants for the purchase of 155,547 shares of its common stock at an exercise price, subject to adjustment, of $6.63 per share with an expiration date in 2008. These warrants vest based on the achievement of certain performance criteria. During 1999, 77,774 of these warrants vested and, as a result, the Company recorded $337 of sales and marketing costs. As of January 1, 2000, there are approximately 77,773 additional warrants that vest upon the achievement of certain performance criteria. Once this performance criteria is met, the related fair value will be calculated and the cost recorded in the year of vesting.

         In April 1999, the Company issued warrants for the purchase of 75,000 shares of common stock at an exercise price of $7.00 per share in connection with a financing commitment by a current stockholder. The Company recorded approximately $472 of deferred financing costs for the estimated fair value of the warrant. In June 1999, the stockholder agreed to rescind all of its rights pursuant to this warrant, effective as of the closing of the initial public offering. In connection with this rescission, the Company reversed the remaining unamortized deferred financing costs of approximately $387 at the time of the initial public offering.


13.      NONRECURRING CHARGE

         The Company planned to relocate its Lake Zurich, IL service center during 2000. As a result, the Company will incur costs associated with the termination of its existing leases ($220) as well as the impairment of property and equipment ($320) since certain assets, including refrigeration equipment, computer equipment and furniture and fixtures, cannot be utilized at the new facility. The decision to relocate its operations was made in 1998, and the related costs, which total $540, are included in fulfillment center operations and general and administrative expenses in the accompanying statement of operations for the year ended December 31, 1998. The amount remaining in accruals at January 1, 2000 is approximately $219 relating to lease termination costs, and was subsequently paid after year-end.

         In 1997, the Company recorded the write-off of a $300 note receivable from its former owner, who is also a shareholder. The note receivable was issued in connection with the purchase of the Company from the former owner, which occurred in July 1995. The note receivable was to be canceled on the earlier of (a) his termination of employment other than for cause, as defined, (b) his death, or (c) on the third anniversary date of the note. The Company decided to forgive the note receivable in 1997. The write-off of the note receivable is included in general and administrative expenses in the accompanying statement of operations.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

14.      COMMITMENTS AND CONTINGENCIES

         LEASE OBLIGATIONS

         The Company leases its facilities and certain equipment under noncancelable leases. Future minimum lease obligations at January 1, 2000 are as follows:


                                                                                        OPERATING         CAPITAL
           YEAR ENDING JANUARY 1,                                                         LEASES           LEASES
           2001                                                                          $  2,733         $  2,075
           2002                                                                             2,692            1,998
           2003                                                                             2,257            1,667
           2004                                                                             2,188            1,074
           2005                                                                             2,103              959
           Thereafter                                                                      20,587            1,055
                                                                                         --------         --------

           Total future payments                                                         $ 32,560            8,828
                                                                                         ========         --------

           Less: amount representing interest                                                                1,988
                                                                                                          --------

           Present value of capital leases                                                                $  6,840
                                                                                                          ========

         All capital lease obligations are fully collateralized by the equipment and are at interest rates ranging from 4% to 20%.

         Total rent expense for the years ended December 31, 1997 and 1998 and January 1, 2000 was approximately $747, $1,112 and $1,520, respectively.


15.      INCOME TAXES

         The components of the income tax provision (benefit) are as follows:

                                                                       1997             1998             1999

           Deferred provision
             Federal                                                    $ (2,827)        $ (4,329)        $ (5,794)
             State                                                          (521)            (820)          (3,894)
             Change in valuation allowance                                 3,348            4,964            9,688
             Other                                                             -              185                -
                                                                        --------         --------         --------

                  Total provision                                       $      -         $      -         $      -
                                                                        ========         ========         ========

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are approximately $9,773 and $19,461 as of December 31, 1998 and January 1, 2000, primarily consist of net operating loss carryforwards, reserves and depreciation, and carry a full valuation allowance.

         As of January 1, 2000, the Company had federal and state net operating loss carryforwards of approximately $48,074 and state net operating losses of approximately $47,895. The federal and state net operating loss carryforwards begin to expire in 2008 and 2000, respectively.

STREAMLINE.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------

         Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income and income tax liability. The amount of any annual limitation is determined based upon the Company's value prior to an ownership change.


16.      RETIREMENT SAVINGS PLAN

         In 1997, the Company adopted the Streamline 401(k) Plan (the "Plan") for its employees, which has been qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the Plan through payroll deductions within statutory limitations and subject to any limitations included in the Plan. To date, the Company has made no contributions to the Plan.


17.      SUBSEQUENT EVENTS (UNAUDITED)

         On September 7, 2000, the Company sold substantially all of the assets relating to its operations in Washington D.C. and greater Chicago markets (the "Transferred Assets") pursuant to an Asset Purchase Agreement (the "Purchase Agreement") by and among the Company, two of the Company's wholly-owned subsidiaries and the buyer. Pursuant to the Purchase Agreement, the buyer agreed to pay the Company $11,600 in cash and to assume certain capital and operating lease obligations associated with the Transferred Assets. Approximately $1,400 of the purchase price is being held in escrow by the buyer pending the Company's satisfaction of certain post-closing obligations and approximately $200 of the purchase price is being held in escrow to secure any indemnification obligations of the Company pursuant to Purchase Agreement.

         The Company expects to record a gain of approximately $2,500 in connection with this transaction. The Company will record this transaction during the quarter ended September 30, 2000 and will classify the portion of the gain associated with the sale of the Chicago operations, historically accounted for as a pooling of interests, as an extraordinary item. The remaining gain will be included in other income.

         Additionally, in September 2000, the Company terminated the lease for its Minneapolis facility, resulting on a one-time charge of approximately $750, of which $350 was a cash payment and the remainder was the write-off of a deposit.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Streamline.com, Inc.:


         In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of Streamline.com, Inc. and its subsidiaries ("Streamline") at December 31, 1998 and January 1, 2000, and the results of their operations and their cash flows for each of the three years in the period ended January 1, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Beacon Home Direct d/b/a Scotty's Home Market ("Scotty's") on January 5, 2000 in a transaction accounted for as a pooling of interests, as described in Note 2 to the consolidated financial statements. We did not audit the financial statements of Scotty's, which statements reflect total assets of approximately $8,549,000 at December 31, 1998 and total revenues of approximately $5,582,000 and $3,880,000 for the two years ended December 31, 1998 and 1997, respectively. Those Scotty's statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Scotty's is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                /s/ PricewaterhouseCoopers LLP

                                                PRICEWATERHOUSECOOPERS LLP


Boston, Massachusetts
February 9, 2000, except for the pooling described in Note 2, for which the date is June 23, 2000 and Note 1, for which the date is September 15, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Beacon Home Direct, Inc.:


We have audited the accompanying balance sheets of BEACON HOME DIRECT, INC. (an Illinois corporation) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beacon Home Direct, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP


Chicago, Illinois
March 5, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Beacon Home Direct, Inc.:


We have audited the accompanying balance sheets of BEACON HOME DIRECT, INC. (an Illinois corporation) as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beacon Home Direct, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP


Chicago, Illinois
November 11, 1999

REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE


To the Board of Directors of Streamline.com, Inc.:

Our audits of the consolidated financial statements referred to in our report dated February 9, 2000, except for the pooling described in Note 2, for which the date is June 23, 2000 and Note 1, for which the date is September 15, 2000 appearing in this Form 8-K also included an audit of the financial statement schedule listed in Item 7 of this Form 8-K. In our opinion, this financial statement schedule presents fairly in all material respects the information set forth therein when read in conjunction with the related consolidated financial statements.


/s/ PricewaterhouseCoopers LLP


Boston, Massachusetts

February 9, 2000, except for the pooling described in Note 2, for which the date is June 23, 2000 and Note 1, for which the date is September 15, 2000